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                                                                  EXHIBIT (i)(a)


                          [CLIFFORD CHANCE LETTERHEAD]

November 24, 2004

PowerShares Exchange-Traded Fund Trust
Wheaton Oaks Professional Building
855 West Prairie Avenue
Wheaton, IL 60187

Re: Opinion of Counsel regarding Post-Effective Amendment No. 14 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File Nos. 333-102228, 811-21265)

Dear Ladies and Gentlemen:

We have acted as counsel to PowerShares Exchange-Traded Fund Trust (the "Fund"), in connection with the above-referenced Registration Statement (as amended, the "Registration Statement") which relates to the shares of beneficial interest of PowerShares Golden Dragon Halter USX China Portfolio and PowerShares High Yield Equity Dividend Achievers(TM) Portfolio $0.01 par value (collectively, the "Shares"). This opinion is being delivered to you in connection with the Fund's filing of Post-Effective Amendment No. 14 to the Registration Statement (the "Amendment") to be filed with the Securities and Exchange Commission pursuant to Rule 485(b) of the Securities Act of 1933 (the "1933 Act") and pursuant to the Investment Company Act of 1940, as amended, in connection with the effectiveness of the PowerShares Golden Dragon Halter USX China Portfolio and PowerShares High Yield Equity Dividend Achievers(TM) Portfolio. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. We have reviewed the Fund's Declaration of Trust, as amended, and such other documents and matters as we have deemed necessary to enable us to render this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares to which the Registration Statement relates will be legally and validly issued and fully paid and non-assessable by the Fund (except for the potential liability of shareholders described in the Fund's current Statement of Additional Information under the caption "Capital Stock and Other Securities") upon receipt by the Fund of consideration determined by the Trustees in compliance with the Amended and Restated Declaration of Trust and the Fund's issuance of the Shares pursuant to the Amended and Restated Declaration of Trust.

As to matters of Massachusetts law contained in the foregoing opinions, we have relied upon the opinion of Bingham McCutchen LLP, dated November 24, 2004.

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Fund Service Providers" in the Statement of Additional Information forming a part of the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                         Very truly yours,


                                         /s/ Clifford Chance US LLP